Exhibit 99.1
Red Lion Hotels Corporation Receives
Unsolicited Indication of Interest from Columbia Pacific Opportunity Fund, LP
SPOKANE, WA, June 30, 2008 — Red Lion Hotels Corporation (NYSE: RLH) (the “Company”) today said that it has received an unsolicited, non-binding and conditional preliminary indication of interest to acquire the Company from Columbia Pacific Opportunity Fund, LP (“Columbia”). Columbia also filed a Schedule 13D disclosing the preliminary indication of interest. The Company said that its Board of Directors, consistent with its fiduciary duties and in consultation with its financial and legal advisors, will evaluate the preliminary indication of interest carefully and promptly, and is committed to pursuing the course of action that it believes will maximize value for all of the Company’s shareholders.
About Red Lion Hotels Corporation:
Red Lion Hotels Corporation is a hospitality and leisure company primarily engaged in the ownership, operation and franchising of upscale and midscale hotels under its Red Lion® brand. As of March 31, 2008 the RLH hotel network was comprised of 53 hotels located in nine states and one Canadian province, with 9,266 rooms and 441,640 square feet of meeting space. The company also owns and operates an entertainment and event ticket distribution business. For more information, please visit the company’s website at www.redlion.com.
This press release contains forward-looking statements within the meaning of federal securities law, including statements concerning plans, objectives, goals, strategies, projections of future events or performance and underlying assumptions (many of which are based, in turn, upon further assumptions). The forward-looking statements in this press release are inherently subject to a variety of risks and uncertainties that could cause actual results to differ materially from those expressed. Such risks and uncertainties include, among others, economic cycles; international conflicts; changes in future demand and supply for hotel rooms; competitive conditions in the lodging industry; relationships with franchisees and properties; impact of government regulations; ability to obtain financing; changes in energy, healthcare, insurance and other operating expenses; ability to sell non-core assets; ability to locate lessees for rental property; dependency upon the ability and experience of executive officers and ability to retain or replace such officers as well as other matters discussed in the company’s annual report on Form 10-K for the year ended December 31, 2007 and in other documents filed by the company with the Securities and Exchange Commission.
Contact:
Red Lion Hotels Corporation
Anthony Dombrowik, Chief Financial Officer
(509) 777-6372
Investor Relations:
ICR Inc.
William Schmitt
(203) 682-8200